EXHIBIT 4.35

THIRD AMENDMENT TO

LOAN AGREEMENT

among

BANK OF AMERICA, N.A.,

as “Administrative Agent”

and

SUNTRUST BANK,

as “Documentation Agent”

and

BANK OF AMERICA, N.A.,

U.S. BANK NATIONAL ASSOCIATION,

SUNTRUST BANK,

REGIONS BANK,

as “Lenders”

and

USA TRUCK, INC.

as “Borrower”

Dated as of December 30, 2003

THIRD AMENDMENT TO

LOAN AGREEMENT

This Third Amendment to Loan Agreement (“Third Amendment”) is executed as of December 30, 2003, by and among USA Truck, Inc., a Delaware corporation (“Borrower”), Bank of America, N.A. (“BofA”), as “Administrative Agent” and “Issuer”, SunTrust Bank (“SunTrust”), as “Documentation Agent”, and BofA, SunTrust and the other lenders listed on Exhibit 3 to this Third Amendment and their respective successors and assigns, as “Lenders”.

RECITALS

WHEREAS, Borrower, Administrative Agent, Documentation Agent, Issuer and Lenders are parties to a Loan Agreement dated April 28, 2000, as amended by that certain First Amendment to Loan Agreement dated March 30, 2001, as further amended by that certain Second Amendment to Loan Agreement dated June 17, 2003 (“Loan Agreement”), pursuant to which Lenders have extended a revolving credit facility in the principal amount of $60,000,000.00 to Borrower; and

WHEREAS, Borrower has requested an increase in the credit facility to $75,000,000 and certain modifications to the Loan Agreement and Lenders have agreed to make the requested modifications on the terms and conditions set forth in this Third Amendment.

NOW, THEREFORE, incorporating the Recitals of Fact set forth above and in consideration of the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lenders agree as follows:

1. Definitions. As used in this Third Amendment and as amendments and additions to the definitions set forth in the Glossary of Definitions in Section 2.1 and Exhibit 2.1 of the Loan Agreement, the capitalized terms used in this Third Amendment and the Loan Agreement shall have the respective meanings indicated in Amended Exhibit 2.1, attached hereto.

2. Additional Lender. In connection with the increase of the credit facility, the Administrative Agent has requested that Regions Bank participate as an additional Lender. By execution of this Third Amendment, Regions Bank joins as a party to the Loan Agreement and agrees to be bound by all of the terms and conditions of the Loan Agreement as if it had originally executed the Loan Agreement.

3. Section 3.1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

3.1.1. Revolving Advances. Subject to the limitations in Section 3.1.2 and elsewhere herein, each of the Lenders commits to make advances to Borrower (each a “Revolving Advance”) from time to time during the period commencing on the Effective Date and ending on April 30, 2007 (the “Revolver Maturity Date”) in the amount of such Lender’s pro rata share of the Aggregate Revolving Commitment as listed on Exhibit 3 hereto. (The from time to time outstanding principal balance of all Revolving Advances from Lenders is referred to herein as the “Aggregate Revolving Loan” and each applicable Lender’s share thereof is referred to herein as a “Revolving Loan”.) The obligation of Borrower to repay to each Lender such Lender’s pro rata share of the Aggregate Revolving Loan shall be evidenced by a promissory note payable to the order of such Lender in a maximum principal amount equal to its Revolving Commitment (individually a “Revolving Note” and collectively the “Revolving Notes”) satisfactory to such Lender. Subject to the limitations in Section 3.1.2 and elsewhere herein, amounts applied to reduce the Aggregate Revolving Loan may be reborrowed as Revolving Advances. At any time after an Event of Default occurs, Administrative Agent, at the direction of the Required Lenders, may cancel the Aggregate Revolving Commitment as provided in Section 17.3.1.

4. Section 3. of the Loan Agreement is amended by the addition of a new Section 3.4. as follows:

3.4. Increase in Commitments.

(a) Provided there exists no Default, upon written notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, from time to time, request an increase in the Aggregate Commitments by a minimum principal amount (for all such requests) of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, but in no event exceeding $15,000,000. At the time of sending such written notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees acceptable to the Agent and the Borrower to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(b) If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Covered Person dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Covered Person (i) certifying and attaching the resolutions adopted by such Covered Person approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 12, and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 3.4, the representations and warranties contained in Section 12 shall be deemed to refer to the most recent Financial Statements furnished pursuant to Section 14.14, and (B) no Default exists.

5. Section 3.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

3.3. LC Commitment. Administrative Agent, in its capacity as Issuer, commits to issue for the account of Borrower, standby letters of credit (each a “Standby LC”) and commercial (documentary) letters of credit (each a “Commercial LC”; Standby LCs and Commercial LCs are sometimes referred to herein collectively as “LCs” and individually as an “LC:”) from time to time, during the period commencing on the Effective Date and ending on the Revolver Maturity Date, as requested by Borrower in writing, but only in connection with transactions satisfactory to Administrative Agent and only if the LC Exposure will not as a result of such issuance exceed the lesser of (i) $10,000,000 and (ii) an amount equal to the difference between (a) the lesser of the Aggregate Revolving Commitment and the Borrowing Base, and (b) the Aggregate Revolving

Loan plus the Swingline Loan (the “LC Commitment”). The expiration date of any LC will not be more than one year after its issuance date and in no event will be later than the Revolver Maturity Date. Immediately upon the issuance by Issuer of an LC in accordance with the terms and conditions of this Agreement, Issuer shall be deemed to have sold and transferred to each Lender, and each such Lender shall be deemed to have purchased and received from Issuer, a pro rata undivided interest and participation in such LC, the reimbursement obligation of Borrower with respect thereto and any guaranty thereof or Collateral therefor, based upon such Lender’s pro rata share of the Aggregate Revolving Commitment as provided in Exhibit 3. The obligation of Borrower to reimburse Lenders with Revolving Commitments for all drawings under LCs shall be evidenced by Issuer’s standard reimbursement agreement for LCs, which Borrower shall execute for each LC; provided, however, if there is any conflict between the terms of any such reimbursement agreement and this Agreement, the terms of this Agreement shall control.

6. Section 4.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

4.6. Commitment Fee; Base Rate Increments and LIBOR Increments.

Level	If the ratio of Total Funded Debt to EBITDAR (for the four Fiscal Quarter period of Borrower then ended) is:	Commitment Fee	The applicable LIBOR Increment	The applicable Base Rate Increment

I	Less than or equal to 1.75x	20 bps	112.5 bps	0 bps

II	Greater than 1.75x but less than or equal to 2.00x	20 bps	125 bps	0 bps

III	Greater than 2.00x but less than or equal to 2.25x	25 bps	137.5 bps	0 bps

IV	Greater than 2.25x but less than or equal to 2.50x	30 bps	150 bps	0 bps

V	Greater than 2.50x but less than or equal to 2.75x	37.5 bps	187.5 bps	37.5 bps

VI	Greater than 2.75 x	37.5 bps	225 bps	75 bps

Commencing on the Effective Date and continuing until the tenth day after Administrative Agent’s receipt of the initial Compliance Certificate required to be delivered on the Execution Date as provided on Exhibit 10.1.1, the applicable LIBOR Increment for Revolving Advances shall be 1.25%, and the applicable Base Rate Increment for Revolving Advances shall be 0%. Thereafter, the applicable LIBOR Increment shall be re-determined by Administrative Agent quarterly, promptly after each delivery by Borrower to Administrative Agent of Borrower’s Financial Statements (and accompanying Compliance Certificate) as required in Section 14.14.2 and will become applicable on the tenth day following the day when Borrower delivers such Financial

Statements (and accompanying Compliance Certificate) to Administrative Agent. If Borrower does not deliver its quarterly Financial Statements (and accompanying Compliance Certificate) to Administrative Agent within the period required by Section 14.14.2, the highest possible Base Rate Increment and LIBOR Increment shall become applicable as of the first day after such period and shall remain applicable until the tenth day after Borrower delivers such Financial Statements (and accompanying Compliance Certificate) to Administrative Agent. The foregoing notwithstanding, as to any LIBOR Advance outstanding when the applicable LIBOR Increment is determined by Administrative Agent to have changed, the LIBOR Increment applicable to such LIBOR Advance shall not change unless and until such LIBOR Advance is renewed in whole or in part as a LIBOR Advance as provided in Section 4.8. The LIBOR Increment for each LIBOR Advance shall be determined by Administrative Agent before the beginning of the applicable Interest Period and shall apply throughout such Interest Period.

7. Section 5.4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

5.4. Standby LC Fee. Borrower shall pay to Administrative Agent for the account of Issuer and each other Lender, a non-refundable “Standby LC Fee” for each Standby LC issued that shall be calculated by applying the quarterly equivalent of the then applicable LIBOR Increment to the aggregate undrawn amount of such Standby LC. The Standby LC Fee for each such Standby LC shall be payable in advance on its issuance date and quarterly in advance thereafter until the earlier of the expiration of the LC or the Revolver Maturity Date. In addition, Borrower will pay the Issuer an Issuer Fee equal to the standard fee charged by Issuer for such service in effect at the time the Standby LC is issued plus a one-time fronting fee equal to 0.125% of the face amount of the Standby LC in consideration of Issuer issuing and managing the Standby LCs. The Standby LC Fee will be distributed by Administrative Agent to Lenders with Revolving Commitments in accordance with their pro rata shares of the Aggregate Revolving Commitment.

8. Section 14.14 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

14.14. Financial Statements. Borrower shall deliver to each Lender:

14.14.1. Annual Financial Statements. Within 90 days after the close of each Fiscal Year, year-end consolidated Financial Statements (including balance sheet, income statement and statement of cash flows) of Borrower and its Subsidiaries, containing an audit report without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Administrative Agent, and accompanied by, if any, the management letter and report on internal controls delivered by such independent certified public accounting firm in connection with their audit.

14.14.2. Monthly Financial Statements. Within 30 days after the end of each calendar month, unaudited consolidated Financial Statements (including balance sheet, income statement and statement of cash flows) of Borrower and its Subsidiaries for the months not covered by the latest year-end Financial Statements, in each case accompanied by a Compliance Certificate of the Chief Financial Officer of Borrower.

14.14.3. Compliance Certificates. Within 45 days after the end of each Fiscal Quarter or 90 days after the end of each Fiscal Year, a Compliance Certificate of the Chief Financial Officer of Borrower.

Each Compliance Certificate shall be in the form of Exhibit 14.14, shall contain detailed calculations of the financial measurements referred to in Section 16 for the relevant periods, and shall contain statements by the signing officer to the effect that, except as explained in reasonable detail in such Compliance Certificate, (i) the attached Financial Statements are complete and correct in all material respects (subject, in the case of Financial Statements other than annual, to normal year-end audit adjustments) and have been prepared in accordance with GAAP applied consistently throughout the periods covered thereby and with prior periods (except as disclosed therein), (ii) all of the representations and warranties of Borrower contained in this Agreement and other Loan Documents are true and correct as of the date such certification is given as if made on such date, and (iii) there is no Extant Default. If any Compliance Certificate delivered to a Lender discloses that a representation or warranty is not true and correct, or that a Default or Event of Default has occurred that has not been waived in writing by Administrative Agent, such Compliance Certificate shall state what action Borrower has taken or proposes to take with respect thereto.

9. Section 14.15 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

14.15. Other Financial Information. Borrower shall also deliver the following to Administrative Agent:

14.15.1. Borrowing Base Certificate. A Borrowing Base Certificate in substantially the form of Exhibit 14.15.1 (the “Borrowing Base Certificate”) within 30 days after the end of each Fiscal Quarter, containing calculations as of the end of such Fiscal Quarter.

14.15.2. Other Reports or Information Concerning Accounts or Inventory. Such other reports and information, in form and detail satisfactory to Administrative Agent, and documents as Administrative Agent may request from time to time concerning Accounts or Inventory including, to the extent requested by Administrative Agent, copies of all invoices, bills of lading, shipping receipts, purchase orders, and warehouse receipts.

14.15.3. Annual Budget. Within 30 days after the close of each Fiscal Year, an annual operating budget of Borrower and its Subsidiaries for the forthcoming Fiscal Year.

10. Section 14.18 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

14.18. Audits by Administrative Agent. Borrower will, and it will cause each Subsidiary to, maintain books and records sufficient to permit the preparation of financial statements in accordance with GAAP and in which true, correct and complete entries shall be made of all dealings and transactions in relation to its business. Borrower irrevocably authorizes and directs its independent public accountants to disclose to the Administrative Agent and each Lender any and all information with respect to the business and financial condition of Borrower and its Subsidiaries as the Administrative Agent of any Lender may from time to time reasonably request in writing. Borrower will also permit, and will cause each Subsidiary to permit, inspection of its Properties, books and records by the Administrative Agent and each Lender (and any Person appointed by the Administrative Agent or any Lender to whom Borrower does not reasonably object) during normal business hours and at other reasonable times, provided that (i) a Default or Event of Default shall have occurred and be continuing, or (ii) the ratio of Borrower’s Total Funded Debt To EBITDAR is equal to or greater than 2.75 to 1.00 at the end of any Fiscal Quarter. Borrower will reimburse the Administrative Agent upon demand for all reasonable costs and expenses incurred by the Administrative Agent in connection with each such inspection conducted by the Administrative Agent; provided, that the Borrower’s obligation to reimburse the Administrative Agent for such inspection shall be limited to, for each Person involved in conducting such inspection, the standard amount charged by the Administrative Agent at the time of any such inspection (which as of the date hereof is $775 per day per each Person involved in conducting the inspection), in each case plus the Administrative Agent’s other actual out-of-pocket costs and expenses in connection therewith.

11. Section 16.1 of the Loan Agreement is amended by deleting the definition of “Fixed Charge Coverage Ratio” and inserting the following in its place:

“Fixed Charge Coverage Ratio” means, for any period, the ratio of EBITDAR for such period to the sum of (i) interest expense (including letter of credit fees), (ii) net operating rent expense, (iii) scheduled principal payments on borrowed money indebtedness of Borrower other than the Aggregate Revolving Loan, (iv) cash taxes, (v) scheduled payments on Capital Leases, and (vi) Distributions.

12. Section 16.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

16.2. Minimum Tangible Net Worth. Borrower’s Tangible Net Worth, measured at the end of each Fiscal Year, shall not be less than the sum of $69,000,000, plus 50% of net earnings after September 30, 2003, plus 100% of the amount of net cash proceeds from any equity issuance, without adjustment for losses less stock repurchases permitted by Section 15.9.

13. Section 16.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

16.3. Minimum Fixed Charge Coverage Ratio. Borrower’s Fixed Charge Coverage Ratio for the Fiscal Quarter ending December 31, 2003, shall not be less than 1.20 to 1.00. Borrower’s Fixed Charge Coverage Ratio for the Fiscal Quarter ending March 31, 2004, and measured at the end of each Fiscal Quarter thereafter shall not be less than 1.50 to 1.00.

14. Revolver Notes. In connection with this Third Amendment, Borrower shall execute new Revolver Notes reflecting the increased credit facility and new allocation among Lenders as set out in Exhibit 3.

15. Conditions Precedent. Lenders’ Administrative Agent’s and Issuer’s obligation to enter into this Third Amendment and to otherwise be bound by this Third Amendment shall be subject to the following conditions precedent:

(a) Administrative Agent shall have received all of the following, each dated (unless otherwise indicated) as of the Third Amendment Date, in form and substance satisfactory to Lenders:

(1) Officer’s Certificate. A certificate, substantially in the form of Exhibit “10.2” hereto, signed by an officer of Borrower, stating that (to his or her best knowledge and belief after reasonable and due investigation and review of matters pertinent to the subject matter of such certificate): (i) all of the representations and warranties contained in the Loan Agreement are true and correct as of the Third Amendment Date; and (ii) no event has occurred and is continuing, or would result from an Advance which constitutes an Extant Default or cause an Extant Default to occur.

(2) Incumbency Certificate. A signed certificate, substantially in the form of Exhibit “10.3” hereto, of the Secretary or Assistant Secretary of Borrower which shall certify the names of the officers of Borrower authorized to sign each of the Loan Documents and the other documents or certificates to be delivered by Borrower pursuant to the Third Amendment and other Loan Documents, together with the true signatures of each of such officers. Administrative Agent and Lenders may conclusively rely on such certificates until Administrative Agent and Lenders shall receive a further certificate of the Secretary or Assistant Secretary of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(3) Resolutions of Borrower. Resolutions, substantially in the form of Exhibit “10.4” hereto, of the Board of Directors of Borrower approving the execution, delivery and performance of the Third Amendment, the Amended Security Agreement and the other Loan Documents executed by Borrower and authorizing the consummation of the transactions contemplated herein and therein, duly adopted by the Board of Directors and accompanied by a certificate of the Secretary or Assistant Secretary of Borrower stating that such resolutions are true and correct, have not been altered or repealed and are in full force and effect on the Third Amendment Date.

(4) Additional Information and Documents. Such other information and documents as may reasonably be requested by Lenders, Issuer, Administrative Agent or their counsel;

(b) The representations and warranties contained herein and in all the other Loan Documents shall be true and correct as of the Third Amendment Date as if made on the Third Amendment Date;

(c) No Extant Default shall exist;

(d) Borrower shall have paid all amounts due pursuant to that certain fee letter dated December 12, 2003; and

(e) All proceedings taken in connection with the transactions contemplated by this Third Amendment and all documents, instruments, and other legal matters incident thereto shall be satisfactory to Lenders, Administrative Agent, Issuer and their counsel.

16. Reaffirmation. Except to the extent the provisions of the Loan Documents are specifically amended, modified or superseded by this Third Amendment, the representations, warranties and affirmative and negative terms, conditions, agreements, obligations and covenants of Borrower contained in the Loan Documents shall remain in full force and effect without any modification whatsoever and shall continue to apply to the Loan and other obligations of Borrower under the Loan Agreement, the Notes and other Loan Documents. Borrower hereby restates and reaffirms each and every term and provision of the Loan Documents, including but not limited to all representations, warranties and affirmative and negative covenants.

17. Attorneys Fees. Borrower agrees to pay all attorneys fees and other costs incurred by Administrative Agent or Lenders in connection with the preparation of this Third Amendment and all other matters related to or subject to the provisions of this Third Amendment.

18. Further Acts. In addition to the acts and deeds stated herein and contemplated to be performed, executed and delivered by the respective parties herein, each of the parties hereto agrees to perform, execute and deliver, or cause to be performed, executed and delivered, any and all such further acts, deeds and assurances as may be reasonably necessary to consummate the transactions contemplated herein.

19. Business Locations and Subsidiaries. In conjunction with this Third Amendment, Borrower shall not later than January 31, 2004, deliver to the Administrative Agent a list of its current business locations and subsidiaries.

20. Guarantor. Not later than January 31, 2004, Borrower shall cause its subsidiary, International Freight Services, Inc., a Texas corporation, (“IFS”), to execute a guaranty agreement guaranteeing repayment of the

Aggregate Revolving Loan. In consideration of said guaranty, the Borrower and Administrative Agent shall amend Section 15.1 of the Loan Agreement to allow additional investment by Borrower in IFS.

21. Miscellaneous.

(a) Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and all future holders of the Notes and their respective successors and assigns, except that Borrower may not assign, delegate or transfer any of its rights or obligations under this Third Amendment without the prior written consent of Administrative Agent and Required Lenders. With respect to Borrower’s successors and assigns, such successors and assigns shall include any receiver, trustee or debtor-in-possession of or for Borrower. Each Lender may, in a manner satisfactory to Administrative Agent and Borrower, assign its rights and delegate its obligations under the Loan Documents. For this purpose, such Lender may disclose to a potential or actual assignee any information supplied to such Lender by or on behalf of Borrower.

(b) Severability. Any provision of this Third Amendment which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or lack of authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

(c) Counterparts. This Third Amendment may be executed by the parties hereto on any number of separate counterparts, and all such counterparts taken together shall constitute one and the same instrument. It shall not be necessary in making proof of this Third Amendment to produce or account for more than one counterpart signed by the party to be charged.

(d) Governing Law; No Third Party Rights. This Third Amendment and the rights and obligations of the parties hereunder and thereunder shall be governed by and construed and interpreted in accordance with the internal laws of the State of Missouri applicable to contracts made and to be performed wholly within such state. This Third Amendment is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Third Amendment.

(e) Captions. Section captions are for convenience only and shall not affect the interpretation or construction of this Third Amendment or the other Loan Documents.

(f) Counterpart Facsimile Execution. For purposes of this Third Amendment, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any Person thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile or telecopy document is to be re-executed in original form by the Persons who executed the facsimile or telecopy document. No party hereto may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Third Amendment or any amendment or other document executed in compliance with this Section.

(g) Construction. Unless the context of this Third Amendment clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Third Amendment; (iii) references to one gender include all genders; (iv) “including” is not limiting; (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) the words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Third Amendment refer to this Third Amendment as a whole, including its Exhibits and Appendices, and not to any particular provision of this Third Amendment; (vii) the word Section or section and Page or page refer to a section or page, respectively, and the word “Exhibit” refers to an Exhibit to this Third Amendment unless it expressly refers to something else; (viii) reference to any agreement (including this Third Amendment), document or instrument, including one defined herein, means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (ix) general and specific references to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

(h) Negotiated Transaction. Borrower, Administrative Agent and each Lender represent each to the others that in the negotiation and drafting of this Third Amendment and the other Loan Documents they have been represented by and have relied upon the advice of counsel of their choice. Borrower and Administrative Agent affirm that their counsel have both had substantial roles in the drafting and negotiation of this Third Amendment and each Lender affirms that its counsel has participated in the drafting and negotiation of this Third Amendment; therefore, this Third Amendment will be deemed drafted by all of Borrower, Administrative Agent and Lenders, and the rule of construction to the effect that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Third Amendment.

(i) MANDATORY ARBITRATION ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS THIRD AMENDMENT OR ANY OTHER LOAN DOCUMENT, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE AMERICAN ARBITRATION ASSOCIATION AND THE “SPECIAL RULES” SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS THIRD AMENDMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS THIRD AMENDMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

(j) SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN ST. LOUIS, MISSOURI AND ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION WHO WILL APPOINT THREE ARBITRATORS HAVING THE FOLLOWING QUALIFICATIONS: (i) ONE OF THE ARBITRATORS SHALL BE AN ATTORNEY LICENSED TO PRACTICE IN THE STATE OF MISSOURI WITH EXTENSIVE EXPERIENCE IN REPRESENTING BANKS IN LENDING TRANSACTIONS; (ii) THE OTHER TWO (2) ARBITRATORS SHALL HAVE EXTENSIVE EXPERIENCE AS A BANK LENDING OFFICER WHICH INCLUDES EXPERIENCE IN SYNDICATED LOAN TRANSACTIONS IN EXCESS OF $30,000,000 AND HAVE HELD AN OFFICER’S TITLE OF NOT LESS THAN SENIOR VICE PRESIDENT and (iii) EACH OF THE ARBITRATORS SHALL BE INDEPENDENT AND WITHOUT CONFLICT OF INTEREST, INCLUDING, BUT NOT LIMITED TO, HAVING NO FINANCIAL, CONSULTING OR OTHER CONTRACTUAL AGREEMENTS OR FINANCIAL INTEREST WITH OR IN ANY PARTY OR AN AFFILIATE OF ANY PARTY. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN NINETY (90) CALENDAR DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATORS SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL SIXTY (60) CALENDAR DAYS.

(k) RESERVATION OF RIGHTS. NOTHING IN THIS THIRD AMENDMENT OR ANY OTHER LOAN DOCUMENT SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS THIRD AMENDMENT OR ANY OTHER LOAN DOCUMENT; OR (II) BE A WAIVER BY ADMINISTRATIVE AGENT OR ANY LENDER OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF

ADMINISTRATIVE AGENT OR ANY LENDER (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF OR THE APPOINTMENT OF A RECEIVER. ADMINISTRATIVE AGENT OR ANY LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON THE COLLATERAL, OR TAKE ANY OTHER ACTION WITH RESPECT TO THE COLLATERAL, BORROWER, ANY OTHER COVERED PERSON, ANY GUARANTOR OR ANY OTHER PERSON LIABLE FOR ALL OR ANY PORTION OF THE LOAN OBLIGATIONS OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS THIRD AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS. AT THE OPTION OF ADMINISTRATIVE AGENT OR ANY LENDER, FORECLOSURE UNDER A DEED OF TRUST OR MORTGAGE MAY BE ACCOMPLISHED BY ANY OF THE FOLLOWING: THE EXERCISE OF A POWER OF SALE UNDER THE DEED OF TRUST OR MORTGAGE, OR BY JUDICIAL SALE UNDER THE DEED OF TRUST OR MORTGAGE, OR BY JUDICIAL FORECLOSURE. NEITHER THE EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES. NO PROVISION IN THIS THIRD AMENDMENT OR IN ANY OTHER LOAN DOCUMENT REGARDING SUBMISSION TO JURISDICTION, CHOICE OF FORUM, WAIVER OF JURY TRIAL AND/OR VENUE IN ANY COURT IS INTENDED OR SHALL BE CONSTRUED TO BE IN DEROGATION OF THE PROVISIONS IN THIS THIRD AMENDMENT OR ANY OTHER LOAN DOCUMENT FOR ARBITRATION OF ANY CONTROVERSY OR CLAIM.

(l) CHOICE OF FORUM. IF THIS THIRD AMENDMENT IS FOUND NOT TO BE SUBJECT TO ARBITRATION, THEN: SUBJECT ONLY TO THE EXCEPTION IN THE NEXT SENTENCE, BORROWER, ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY AGREES TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURT OF THE EASTERN DISTRICT OF MISSOURI AND THE STATE COURTS OF MISSOURI LOCATED IN ST. LOUIS AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREES THAT ANY DISPUTE CONCERNING THE RELATIONSHIP BETWEEN ADMINISTRATIVE AGENT, LENDERS, AND BORROWER OR THE CONDUCT OF ANY OF THEM IN CONNECTION WITH THIS THIRD AMENDMENT OR OTHERWISE SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE. NOTWITHSTANDING THE FOREGOING: (1) ADMINISTRATIVE AGENT OR ANY LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN ANY COURTS OF ANY OTHER JURISDICTION ADMINISTRATIVE AGENT OR ANY LENDER DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL, REAL ESTATE OR OTHER SECURITY FOR THE LOAN OBLIGATIONS, AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(m) WAIVER OF JURY TRIAL. IF THIS THIRD AMENDMENT IS FOUND NOT TO BE SUBJECT TO ARBITRATION, THEN: WITHOUT INTENDING TO ALTER OR LIMIT THE PROVISIONS OF SECTION 21.12, BORROWER, ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS THIRD AMENDMENT OR ANY OTHER LOAN DOCUMENT, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT OF THIS THIRD AMENDMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWER, ADMINISTRATIVE AGENT, AND EACH LENDER AGREES AND CONSENTS THAT ANY

SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS THIRD AMENDMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(n) Incorporation By Reference. All of the terms of the other Loan Documents are incorporated in and made a part of this Third Amendment by this reference.

(o) Statutory Notice - Oral Commitments. The following notice is given pursuant to Section 432.045 of the Missouri Revised Statutes; nothing contained in such notice shall be deemed to limit or modify the terms of the Loan Documents:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

(p) No Other Agreements. Except for this Third Amendment and the other Loan Documents, there are no other agreements between Administrative Agent, Lenders, and Borrower, oral or written, concerning the subject matter of the Loan Documents, and all prior agreements concerning the same subject matter, including any commitment letter, are merged into the Loan Documents and thereby extinguished.

[Signature page to follow.]

IN WITNESS WHEREOF, we have executed this Third Amendment on the date and year above written.

BORROWER:

USA TRUCK, INC., a Delaware corporation

By:	/s/ Cliff Beckham

Name:	Cliff Beckham
Title:	CFO

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Jeffery J. White

Name:	Jeffery J. White
Title:	Assistant Vice President

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Keith Schmelder

Keith Schmelder, Sr. Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Eric Hartman

Eric Hartman, Vice President

SUNTRUST BANK

By:	/s/ William H. Crawford

William H. Crawford, Director

REGIONS BANK

By:	/s/ David Cravens

David Cravens, Exec. Vice President

AMENDED EXHIBIT 2.1

GLOSSARY AND INDEX OF DEFINED TERMS

“ABR”: the higher of (i) the Prime Rate, and (ii) the Federal Funds Rate plus ½%, at the time the ABR is to be determined.

“ABR Advance”: any Advance bearing interest at the Adjusted ABR.

“Account”: as to any Person, the right of such Person to payment for goods sold or leased or for services rendered by such Person, and, as to Borrower, the right of Borrower to payment upon the redemption of customer coupons.

“Accounts Collateral” is defined in the Amended Security Agreement.

“Account Debtor”: the obligor on any Account or other Accounts Collateral.

“Acquisition Purchase Price”: the amount of cash paid and Indebtedness assumed by Borrower to acquire stock or another equity interest in a Person or acquire substantially all of the assets of a Person, minus cash transferred to Borrower or retained by the Person acquired if the transaction is a stock purchase.

“Adjusted ABR” is defined in Section 4.4.

“Adjusted LIBO Rate” is defined in Section 4.5.

“Administrative Agent” is defined in the introductory paragraph of this Agreement.

“Administrative Fee” is defined in Section 5.3.

“Advance”: a Revolving Advance or a Swingline Advance.

“Advance Date” is defined in Section 7.4.1.

“Advance Request”: a Revolving Advance Request.

“Affected Loans” is defined in Section 19.5.

“Affiliate”: with respect to any Person, (a) any other Person who is a partner, director, officer or stockholder of such Person; and (b) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, and any partner, director, officer or stockholder of such other Person described. For purposes of this Agreement, control of a Person by another Person shall be deemed to exist if such other Person has the power, directly or indirectly, either to (i) vote twenty percent (20%) or more of the securities having the power to vote in an election of directors of such Person, or (ii) direct the management of such Person, whether by contract or otherwise and whether alone or in combination with others.

“Agreement” means the Loan Agreement between Borrower, Administrative Agent, Issuer, and Lenders, dated April 28, 2000, including the schedules and exhibits thereto, as originally executed or amended, modified or supplemented from time to time, as so amended, modified or supplemented, and specifically as amended by the First Amendment, the Second Amendment and the Third Amendment.

“Aggregate Commitments” means the sum of the Aggregate Revolving Commitment, the LC Commitment and the Swingline Commitment.

AMENDED EXHIBIT 2.1

“Aggregate Loan”: the Aggregate Revolving Loan.

“Aggregate Revolving Commitment” is defined in Section 3.1.2.

“Aggregate Revolving Loan” is defined in Section 3.1.1.

“Amended Security Agreement” means the Amended Security Agreement, dated March 30, 2001, entered into between Borrower and Administrative Agent.

“Amendment”: the First Amendment.

“Amendment Date”: March 30, 2001.

“Anniversary Date”: each anniversary of the Execution Date.

“Applicable Lending Office”: for Administrative Agent and each Lender and for each Loan, the Applicable Lending Office of Administrative Agent or such Lender (or of an Affiliate of such Lender) designated for such Loan on the signature pages hereof or such other office of such Lender (or an Affiliate of Administrative Agent or such Lender) as Administrative Agent or such Lender may from time to time specify to Administrative Agent (in the case of another Lender) and Borrower by written notice in accordance with the terms hereof as the office by which its Loans are to be made and maintained.

“Arrangement Fee” is defined in Section 5.1.

“Asbestos Material”: either asbestos or asbestos-containing materials.

“Assignment and Acceptance” an assignment and acceptance in the form of Exhibit 20.4.1.

“Bank Act” is defined in Section 2.5.1.

“Base Rate Increment” is specified in Section 4.6.

“Beneficial Owner”: as defined in Rule 13-D-3 of the Securities and Exchange Commission.

“BofA” is defined in the introductory paragraph of this Agreement.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing Base” is defined in Section 3.1.3.

“Borrowing Base Certificate” is defined in Section 14.15.1.

“Borrowing Officer”: an officer of Borrower duly authorized on behalf of Borrower to request Advances under this Agreement.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of either the United States or the State of Missouri, and when used in connection with LIBOR Loans, also a day other than any day on which dealings in U.S. Dollar deposits are not carried on in the London interbank market.

“Capital Expenditure”: an expenditure for an asset that must be depreciated or amortized under GAAP, for goodwill, or for any asset that under GAAP must be treated as a capital asset, including payments under Capital Leases;

AMENDED EXHIBIT 2.1

provided however, to the extent the source of funds for any such expenditure is net proceeds of the sale of capital assets and such net proceeds are expended by Borrower as contemplated in clause (ii) of Section 6.4.2.2, such expenditure will not be considered a Capital Expenditure for purposes of the Capital Expenditure limitations contained in Section 16.6.

“Capital Lease”: any lease that has been or should be capitalized under GAAP.

“Charter Documents”: the articles or certificate of incorporation and bylaws of a corporation; the certificate of limited partnership and partnership agreement of a limited partnership; the partnership agreement of a general partnership; the articles of organization and operating agreement of a limited liability company; or the indenture of a trust.

“Chattel Paper” shall have the meaning set forth for “Chattel Paper” in Article 9 of the UCC and shall include any and all writings which evidence both a monetary obligation and a security interest in or a lease of specific goods and all proceeds thereof and proceeds of proceeds thereof. When a transaction is evidenced both by such a security agreement or a lease and by an instrument or a series of instruments, the group of writings taken together shall constitute Chattel Paper.

“Code”: the Internal Revenue Code of 1986 and all regulations thereunder of the IRS.

“Collateral”: all of the Personal Property Collateral, all other property described as collateral in any Security Document” and all proceeds thereof.

“Collateral Agency Agreement” is defined in Section 8.2.

“Collateral Agent” is the Person named in the Collateral Agency Agreement.

“Commitments”: Aggregate Revolving Commitment, the LC Commitment of Issuer and the Swingline Commitment of Administrative Agent.

“Commonly Controlled Entity”: a Person which is under common control with another Person within the meaning of Section 414(b) or (c) of the Code.

“Contract”: any contract, note, bond, indenture, deed, mortgage, deed of trust, security agreement, pledge, hypothecation agreement, assignment, or other agreement or undertaking, or any security.

“Conversion Date” is defined in Section 4.8.

“Covered Person” is defined in Section 2.2.

“Date Sensitive Functions” is defined in Section 12.40.1.

“Default”: any of the events listed in Section 17.1 of this Agreement, without giving effect to any requirement for the giving of notice, for the lapse of time, or both, or for the happening of any other condition, event or act.

“Deposit Guaranty”: Deposit Guaranty National Bank.

“Disclosure Schedule” is defined in Section 12.

“Distribution(s)” means and includes (i) any cash dividend, (ii) any acquisition or redemption of any outstanding stock, (iii) any retirement or prepayment of debt securities before their regularly scheduled maturity dates, and (iv) any loan or advance to a shareholder.

AMENDED EXHIBIT 2.1

“Documentation Agent” means SunTrust Bank.

“Documents” shall have the meaning set forth for “Documents” in Article 9 of the UCC and shall include, but shall not be limited to, documents of title, bills of lading, dock warrants, dock receipts, warehouse receipts, orders of delivery of goods (receipts of goods even though not issued by a warehouse), and also any other document which, in the regular course of business or financing, is treated as evidence that the person in possession is entitled to receive, hold or dispose of the document and the goods it covers and may cover goods that are identified or are fungible portions of an identified mass.

“DOL”: the United States Department of Labor.

“Dollars” and the sign “$”: lawful money of the United States.

“EBITDAR” is defined in Section 16.1.

“Effective Date” is defined in Section 1.

“Eligible Accounts” is defined in Section 3.1.4.

“Eligible Assignee”: (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by Administrative Agent and Borrower; provided, however, that neither Borrower, any guarantor nor any Affiliate of Borrower or any guarantor shall qualify as an Eligible Assignee; provided further, however, that unless Borrower otherwise agrees, no Person organized under the Laws of a jurisdiction outside the United States shall qualify as an Eligible Assignee.

“Eligible Unencumbered Equipment” is defined in Section 3.1.5.

“Employment Law”: ERISA, the Occupational Safety and Health Act, the Fair Labor Standards Act, or any other Law pertaining to the terms or conditions of labor or safety in the workplace.

“Encumbrance”: as to any item of real or personal property, any easement, right-of-way, license, condition, or restrictive covenant, or zoning or similar restriction, that is not a Security Interest but is enforceable by any Person other than the record owner of such property.

“Environmental Law”: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Clean Air Act, or any other Law pertaining to environmental quality or remediation of Hazardous Material.

“EPA”: the United States Environmental Protection Agency.

“Equipment” shall include, but not be limited to, wherever located, any Goods used or bought for use in Borrower’s business, including, but not limited to, furniture, accessories, non-titled and titled vehicles that are not held for resale, trailers, tools, machinery, equipment, and computers.

“Equipment Leases”: Capital Leases or other leases of tractors, trailers or other rolling stock to which Borrower is a party that are not Capital Leases.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”: any trade or business (irrespective of whether incorporated) which is a member of a group of which Borrower is a member and thereafter treated as a single employer under §414(b), (c), (m) or (o) of the Code or applicable Treasury Regulations.

AMENDED EXHIBIT 2.1

“ESPP”: the Employee Stock Purchase Plan.

“Event of Default”: any of the events listed in Section 17.1 of this Agreement as to which any requirement for the giving of notice, for the lapse of time, or both, or for the happening of any further condition, event or act has been satisfied.

“Execution Date”: the date when this Agreement has been executed.

“Existing Deposit Guaranty Indebtedness” is defined in Section 10.1.2.

“Extant Default”: a Default which has occurred and is continuing, or an Event of Default which has occurred, and which has not been waived in writing by Administrative Agent.

“Federal Funds Rate”: for any day, the rate per annum (rounded to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, then to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Lender of St. Louis on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financial Statements”: the most recent of the Initial Financial Statements and the financial statements of Borrower required to be furnished to Administrative Agent under Section 14.14 of this Agreement.

“First Amendment” means the First Amendment to Loan Agreement, dated March 30, 2001, entered into between Borrower, Administrative Agent, Issuer and Lenders, by which the Agreement is amended.

“Fiscal Quarter”: a fiscal quarter of Borrower consisting of three Periods.

“Fiscal Year”: Borrower’s fiscal year which is comprised of a 52 week period ending on the last day of each calendar year.

“Fixed Charge Coverage Ratio” is defined in Section 16.1.

“FRB”: the Board of Governors of the Federal Reserve System and any successor thereto or to the functions thereof.

“GAAP”: those generally accepted accounting principles set forth in Statements of the Financial Accounting Standards Board and in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or which have other substantial authoritative support in the United States and are applicable in the circumstances, as applied on a consistent basis.

“General Intangibles” means any personal property other than Goods, Accounts, Chattel Paper, Documents, Instruments and money and shall include, but shall not be limited to, things in action, all goodwill, tax refunds, trademarks, trade names, patents, copyrights, government payments, and all proceeds thereof and proceeds of proceeds thereof.

“Goods” shall have the meaning set forth for “Goods” in Article 9 of the UCC.

AMENDED EXHIBIT 2.1

“Governmental Authority”: the federal government of the United States; the government of any foreign country that is recognized by the United States or is a member of the United Nations; any state of the United States; any local government or municipality within the territory or under the jurisdiction of any of the foregoing; any department, agency, division, or instrumentality of any of the foregoing; and any court whose orders or judgements are enforceable by or within the territory of any of the foregoing.

“Group”: as used in Regulation 13-D issued by the Securities and Exchange Commission.

“Hazardous Material”: any hazardous, radioactive, toxic, solid or special waste, material, substance or constituent thereof, or any other such substance (as defined under any applicable law or regulation), including Asbestos Material.

“Hedge Transaction”: shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Agreement”: any agreement or agreements entered into between Borrower and Administrative Agent or any Affiliate or Subsidiary of Bank of America Corporation in connection with a Hedge Transaction.

“Hedge Obligation”: any obligation of Borrower arising in connection with a Hedge Transaction or pursuant to a Hedge Agreement.

“Indebtedness”: as to any Person at any particular date, any contractual obligation enforceable against such Person (i) to repay borrowed money; (ii) to pay the deferred purchase price of property or services; (iii) to make payments or reimbursements with respect to bank acceptances or to a factor; (iv) to make payments or reimbursements with respect to letters of credit or drawings thereunder; (v) with respect to which there is any Security Interest in any property of such Person; (vi) to make any payment or contribution to a Multi-Employer Plan; (vii) that is evidenced by a note, bond, debenture or similar instrument; (viii) under any conditional sale agreement or title retention agreement; or (ix) to pay interest or fees with respect to any of the foregoing.

“Indemnified Liabilities” is defined in Section 20.8.1.

“Indemnified Parties” is defined in Section 20.8.1.

“Indirect Obligation”: as to any Person, (a) any guaranty by such Person of any Obligation of another Person; (b) any Security Interest in any property of such Person that secures any Obligation of another Person, (c) any enforceable contractual requirement that such Person (i) purchase an Obligation of another Person or any property that is security for such Obligation, (ii) advance or contribute funds to another Person for the payment of an Obligation of such other Person or to maintain the working capital, net worth or solvency of such other Person as required in any documents evidencing an Obligation of such other Person, (iii) purchase property, securities or services from another Person for the purpose of assuring the beneficiary of any Obligation of such other Person that such other Person has the ability to timely pay or discharge such Obligation, (iv) grant a Security Interest in any property of such Person to secure any Obligation of another Person, or (v) otherwise assure or hold harmless the beneficiary of any Obligation

AMENDED EXHIBIT 2.1

of another Person against loss in respect thereof; and (d) any other contractual requirement enforceable against such Person that has the same substantive effect as any of the foregoing. The term “Indirect Obligation” does not, however, include the endorsement by a Person of instruments for deposit or collection in the ordinary course of business or the liability of a general partner of a partnership for Obligations of such partnership. The amount of any Indirect Obligation of a Person shall be deemed to be the stated or determinable amount of the Obligation in respect of which such Indirect Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Initial Financial Statements” the financial statements (not including the Projections or the Pro Forma Balance Sheet) of Borrower referred to in Section 10.1.3.

“Instruments” shall have the meaning set forth for “Instruments” in Article 9 of the UCC and shall include, but shall not be limited to, negotiable instruments, drafts, bills of exchange, checks, certificates of deposits, notes, non-negotiable instruments, securities, intangible interests, shares, participation, or other interest in property of an enterprise of an issuer or an obligation of the issuer, all whether certificated or uncertificated, registered or unregistered.

“Insurance Proceeds”: insurance proceeds payable as a consequence of damage to or destruction of any of the Collateral.

“Intellectual Property”: as to any Person, any domestic or foreign patents or patent applications of such Person, any inventions made or owned by such Person upon which either domestic or foreign patent applications have not yet been filed, any domestic or foreign trade names or trademarks of such Person, any domestic or foreign trademark registrations or applications filed by such Person, any domestic or foreign service marks of such Person, any domestic or foreign service mark registrations and applications by such Person, any domestic or foreign copyrights of such Person, and any domestic or foreign copyright registrations or applications by such Person.

“Intellectual Property Assignment” is defined in Section 8.3.

“Interest Period” is defined in Section 4.7.

“Inventory” shall have the meaning set forth for “Inventory” in Article 9 of the UCC and shall include, but shall not be limited to, wherever located, raw materials, work in progress, finished goods, other tangible goods held for sale or lease, goods returned, repossessed or consumed in Borrower’s business, Documents (including, but not limited to, documents of title, bills of lading and warehouse receipts), all proceeds, and all proceeds of proceeds thereof.

“Investment”: (a) a loan or advance of money or property to a Person, (b) stock or other equity interest in a Person, (c) a debt instrument issued by a Person, whether or not convertible to stock or other equity interest in such Person, or (d) any other interest in or rights with respect to a Person which include, in whole or in part, a right to share, with or without conditions or restrictions, some or all of the revenues or net income of such Person.

“IRS”: the Internal Revenue Service.

“Issuer”: BofA.

“Law”: any statute, rule, regulation, order, judgment, award or decree of any Governmental Authority.

“LC,” and LC Commitment” are defined in Section 3.3.

“LC Exposure”: the undrawn amount of all outstanding LCs issued by Issuer for the account of Borrower plus all amounts drawn on such LCs and not yet reimbursed to Lenders by Borrower.

AMENDED EXHIBIT 2.1

“LC Request” is defined in Section 7.12.

“Lenders” is defined in the introductory paragraph of this Agreement.

“Lender’s Exposure”: at any time, as to any Lender, the sum of the outstanding principal amount of Loan Obligations (which shall be deemed to include the amount of such Lender’s participation share in the LC Exposure and the amount of the Swingline Loan in the case of the Administrative Agent) owed to such Lender plus such Lender’s Remaining Commitment.

“LIBO Rate”: for the applicable Interest Period therefor, the interest rate per annum equal to the quotient of

(i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%), as determined by Administrative Agent as appearing on the Telerate Page 3750 (or any successor page), as published by Bridge Information Systems, as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBO Rate” shall mean, for any LIBOR Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%)), divided by

(ii) an amount equal to one minus the maximum rate (expressed as a decimal) at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the FRB or any other Governmental Authority to which any Lender is subject (or any successor) against, including, in the case of LIBOR Advances, Eurocurrency liabilities (as such term is used in Regulation D). Without limiting the effect of the foregoing, the reserve requirement shall reflect any other reserves required to be maintained by any Lender with respect to any category of liabilities which includes deposits by reference to which the LIBO Rate is to be determined, or any category of extensions of credit or other assets which include LIBOR Advances. (The entire amount of a LIBOR Advance shall be deemed to constitute a Eurocurrency liability and as such shall be deemed to be subject to such reserve requirements without benefit of credits for proration, exceptions or setoffs which may be available from time to time to any Lender under Regulation D.) The LIBO Rate shall be adjusted automatically on and as of the effective date of any change in any such reserve requirements.

“LIBOR Advance”: an Advance bearing interest at the LIBO Rate.

“LIBOR Increment” is specified in Section 4.6.

“Loan”: a Revolving Loan or the Swingline Loan.

“Loan Agreement” means the Loan Agreement executed as of April 28, 2000, by and among USA Truck, Inc., a Delaware corporation (“Borrower”), Bank of America, N.A. (“BofA”), as “Administrative Agent” and “Issuer”, and BofA and the other lenders listed on Exhibit 3 to this Agreement and their respective successors and assigns, as “Lenders” as amended by the First Amendment, the Second Amendment and the Third Amendment.

“Loan Documents” means this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Notes (including any renewals, extensions and refundings thereof), the Security Agreement, Amended Security Agreement, and any Hedge Agreement.

AMENDED EXHIBIT 2.1

“Loan Obligations”: all of Borrower’s Indebtedness owing to Lenders, Issuer or Administrative Agent whether as principal, interest, fees or otherwise, all reimbursement obligations of Borrower to Lenders with respect to the LC Exposure, and all other obligations (including obligations for the payment of money) and liabilities of Borrower to Lenders, whether arising under any of the Loan Documents or otherwise and all Hedge Obligations (in each case, including all extensions, renewals, modifications, rearrangements, restructures, replacements and refinancings of the foregoing, whether or not the same involve modifications to interest rates or other payment terms), and whether now existing or hereafter created, absolute or contingent, direct or indirect, joint or several, secured or unsecured, due or not due, contractual or tortuous, liquidated or unliquidated, arising by operation of law or otherwise, or acquired by Lenders outright, conditionally or as collateral security from another, including the obligation of Borrower to repay future advances by Lenders, whether or not made pursuant to commitment and whether or not presently contemplated by Borrower and Lenders in the Loan Documents.

“Material Adverse Effect”: as to any Person and with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, investigation or proceeding), a material adverse effect on the business, operations, revenues, financial condition, property, or business prospects of such Person taken as a whole, or the value of the Collateral, or the ability of such Person to timely pay or perform such Person’s Obligations generally, or in the case of Borrower specifically, the ability of Borrower to pay or perform any of Borrower’s Obligations to Lender.

“Material Agreement”: as to any Person, any Contract to which such Person is a party or by which such Person is bound which, if violated or breached, would have a Material Adverse Effect on such Person or any Covered Person.

“Material Law”: any Law whose violation by a Person would have a Material Adverse Effect with respect to such Person.

“Material License”: (i) as to any Covered Person, any license, permit or consent from a Governmental Authority or other Person and any registration and filing with a Governmental Authority or other Person which if not obtained, held or made by such Covered Person would have a Material Adverse Effect with respect to such Covered Person or any other Covered Person, and (ii) as to any Person who is a party to this Agreement or any of the other Loan Documents, any license, permit or consent from a Governmental Authority or other Person and any registration or filing with a Governmental Authority or other Person that is necessary for the execution or performance by such party, or the validity or enforceability against such party, of this Agreement or such other Loan Document.

“Material Obligation”: as to any Person, an Obligation of such Person which if not fully and timely paid or performed would have a Material Adverse Effect on such Person.

“Material Proceeding”: any litigation, investigation or other proceeding by or before any Governmental Authority (i) which involves any of the Loan Documents or any of the transactions contemplated thereby, or involves a Covered Person as a party or any property of a Covered Person, and would have a Material Adverse Effect with respect to any Covered Person if adversely determined, (ii) in which there has been issued an injunction, writ, temporary restraining order or any other order of any nature which purports to restrain or enjoin the making of any Advance, the consummation of any other transaction contemplated by the Loan Documents, or the enforceability of any provision of any of the Loan Documents, (iii) which involves the actual or alleged breach or violation by a Covered Person of, or default by a Covered Person under, any Material Agreement, or (iv) which involves the actual or alleged violation by a Covered Person of any Material Law.

“Maturity”: as to any Indebtedness, the time when it becomes payable in full, whether at a regularly scheduled time, because of acceleration or otherwise.

“Maximum Available Amount” is defined in Section 3.1.2.

AMENDED EXHIBIT 2.1

“Maximum Swingline Amount” is defined in Section 3.2.2.

“Mortgage” is defined in Section 8.2.

“Multi-employer Plan”: a Pension Benefit Plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

“Note”: a Revolving Note or the Swingline Note.

“Notice of Conversion/Continuation” is defined in Section 4.8.

“Obligation”: as to any Person, any Indebtedness of such Person, any guaranty by such Person of any Indebtedness of another Person, and any contractual requirement enforceable against such Person that does not constitute Indebtedness of such Person or a guaranty by such Person but which would involve the expenditure of money by such Person if complied with or enforced.

“Operating Lease”: any lease that is not a Capital Lease.

“Payment Office”: in the case of Administrative Agent, its office at Mail Code MO1-800-12-25, 800 Market Street, St. Louis, Missouri 63101, Attention: Michelle Bammer.

“PBGC”: the Pension Benefit Guaranty Association.

“Pension Benefit Plan”: any pension or profit-sharing plan which is covered by Title I of ERISA and all other benefit plans and in respect of which a Covered Person or a Commonly Controlled Entity of such Covered Person is an “employer” as defined in Section 3(5) of ERISA.

“Perfection Documents”: the titles, manufacturer’s certificate of origin, lien entry forms and any other documents, instruments or certificates required to be executed or delivered to a governmental office to perfect Administrative Agent’s Security Interest in the Unencumbered Revenue Equipment or otherwise deemed necessary by Administrative Agent to create, preserve or perfect any Security Interest in Unencumbered Revenue Equipment and the proceeds thereof.

“Perfection Procedures” is defined in Section 8.2.

“Perfection Triggering Event”: the occurrence of either of the following: (i) an Event of Default or (ii) as of the end of any Fiscal Quarter, the Total Funded Debt to EBITDAR Ratio being greater than 2.50 to 1.00.

“Period”: a period of time comprised of four weeks.

“Permitted Indebtedness” is defined in Section 15.2.

“Permitted Indirect Obligations” is defined in Section 15.4.

“Permitted Investments” is defined in Section 15.1.

“Permitted Security Interests” is defined in Section 15.5.

“Person”: any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company, Governmental Authority, or other organization in any form that has the legal capacity to sue or be sued. If the context so implies or requires, the term Person includes Borrower.

“Personal Property Collateral” is defined in Section 8.1.

AMENDED EXHIBIT 2.1

“Prime Rate”: the per annum interest rate so designated from time to time as the Prime Rate by Administrative Agent. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate charged to any customer of Administrative Agent.

“Pro Forma Balance Sheet”: is defined in Section 12.14.

“Projections”: is defined in Section 10.1.3.

“Rate Agreement” is defined in Section 14.22.

“Register” is defined in Section 20.4.4.

“Regulation A,” “Regulation D,” “Regulation T,” Regulation U,” and “Regulation X”:, respectively, Regulation A issued by the FRB, Regulation D issued by the FRB, Regulation T issued by the FRB, Regulation U issued by the FRB, and Regulation X issued by the FRB.

“Remaining Commitment”: at any time, as to any Commitment of any Lender with respect to which such Lender has a further obligation under this Agreement to make further Advances to Borrower under such Commitment, an amount equal to the difference between (a) the initial Dollar amount of such Commitment of such Lender, as such Commitment has been reduced from time to time in accordance with the terms of this Agreement, and (b) the outstanding principal amount of all Loan Obligations owed to such Lender with respect to such Commitment.

“Reportable Event”: a reportable event as defined in Title IV of ERISA or the regulations thereunder.

“Required Lenders”: on any date, Lenders holding one hundred percent (100%) of the Lenders Exposure if there are less than four Lenders and holding sixty-six and two-thirds percent (66 2/3%) of the Lenders’ Exposure if there are more than three Lenders.

“Responsible Officer”: as to any Person that is not an individual, partnership or trust, the Chairman of the Board of Directors, the President, the chief executive officer, the chief operating officer, the chief financial officer, the Treasurer, any Assistant to the Treasurer, or any Vice President in charge of a principal business unit; as to any partnership, any individual who is a general partner thereof or any individual who has general management or administrative authority over all or any principal unit of the partnership’s business; and as to any trust, any individual who is a trustee.

“Revolver Maturity Date” is defined in Section 3.1.1.

“Revolving Advance,” “Revolving Loan,” “Revolving Note” are defined in Section 3.1.1.

“Revolving Advance Date” and “Revolving Advance Request” are defined in Section 7.2.1.1.

“Revolving Commitment” is defined in Section 3.1.2.

“Revolving Commitment Fee” is defined in Section 5.2.

“Revolving Note” and “Revolving Notes” are defined in Section 3.1.1.

“Second Amendment”: means the Second Amendment to Loan Agreement, dated June 17, 2003, entered into between Borrower, Administrative Agent, Issuer and Lenders, by which the Agreement is amended.

“Second Amendment Date”: June 17, 2003.

AMENDED EXHIBIT 2.1

“Security Agreement” is defined in Section 8.1.

“Security Documents” is defined in Section 8.

“Security Interest”: as to any item of tangible or intangible property, any interest therein or right with respect thereto that secures an Obligation or Indirect Obligation, whether such interest or right is created under a Contract or arises by operation of law or statute (such as but not limited to a statutory lien for work or materials), as a result of a judgment, or under any form of preferential or title retention agreement or arrangement (including a conditional sale agreement or a lease) that has substantially the same economic effect as any of the foregoing.

“Standby LC” is defined in Section 3.5.

“Standby LC Fee” is defined in Section 5.4.

“Stock Repurchase” the repurchase of shares of common stock of Borrower on the Effective Date pursuant to the ESPP and otherwise.

“Subsidiary”: as to any Person, a corporation with respect to which more than 20% of the outstanding shares of stock of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned by such Person or by one or more Subsidiaries of such Person.

“Swingline Advance,” “Swingline Commitment,” “Swingline Loan,” “Swingline Note” are defined in Section 3.2.1.

“Tangible Net Worth” is defined in Section 16.1.

“Taxes” is defined in Section 19.1.1.

“this Agreement”: this document (including every document that is stated herein to be an appendix, exhibit or schedule hereto, whether or not physically attached to this document).

“Third Amendment”: means the Third Amendment to Loan Agreement, dated December 30, 2003, entered into between Borrower, Administrative Agent, Issuer and Lenders, by which the Agreement is amended.

“Third Amendment Date”: December 30, 2003.

“Total Funded Debt” is defined in Section 16.1.

“Triggering Event” is defined in Section 20.8.1.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of Missouri or such other similar statute as in effect from time to time in Missouri or any other appropriate jurisdiction.

“Unencumbered Revenue Equipment”: the tractors, trailers and other rolling stock owned by Borrower (and not leased by Borrower) and used by Borrower to transport goods for other Persons for hire which creates Accounts.

“United States”: when used in a geographical sense, all the states of the United States of America and the District of Columbia; and when used in a legal jurisdictional sense, the government of the country that is the United States of America.

“Unused Revolving Commitment” is defined in Section 5.2.

“Up-Front Fee” is defined in Section 5.1.

AMENDED EXHIBIT 2.1

“Welfare Benefit Plan”: any plan described by Section 3(1) of ERISA.

“Year 2000 Compliant”: is defined in Section 12.40.1.

AMENDED EXHIBIT 2.1

EXHIBIT 3

LENDERS’ COMMITMENTS AND PRO RATA SHARES

LENDER	REVOLVING COMMITMENT	PRO RATA SHARE OF AGGREGATE REVOLVING COMMITMENT
Bank of America, N.A.	$29,000,000.00	38.666666666%
SunTrust Bank	$21,500,000.00	28.666666667%
U.S. Bank National Association	$17,000,000.00	22.666666667%
Regions Bank	7,500,000	10.000000000%
AGGREGATES	$75,000,000.00	100%

EXHIBIT 3

EXHIBIT 10.2

OFFICER’S CERTIFICATE

The undersigned, the duly authorized Secretary/CFO of USA Truck, Inc., a Delaware corporation, referred to as “Borrower” in that certain Loan Agreement (the “Agreement”) dated April 28, 2000, as amended by the First Amendment to Loan Agreement dated March 30, 2001, as further amended by the Second Amendment to Loan Agreement dated June 17, 2003, as further amended by the Third Amendment to Loan Agreement dated December 30, 2003, between Borrower, Bank of America, N.A. (“BofA”), as “Administrative Agent” and “Issuer”, and BofA and other lenders listed on Exhibit 3 to the Agreement, as “Lenders,” certifies to said Lenders in accordance with the terms and provisions of the Agreement, as follows:

1. All of the representations and warranties set forth in Section 12 of the Agreement and the other Loan Documents are and remain true and correct on and as of the date of this Certificate with the same effect as though such representations and warranties had been made on and as of this date.

2. As of the date hereof, the Borrower is in full compliance with all of the terms and provisions set forth in the Agreement and all of the instruments and documents executed in connection therewith, and no Event of Default, as specified in Section 17 of the Agreement, nor any event which, upon notice, lapse of time or both, would constitute an Event of Default, has occurred or is continuing.

3. That the Articles of Incorporation of Borrower have not been modified since May 13, 1994.

4. That the By-Laws of Borrower have not been modified since February 1, 2002.

DATED this 29th day of December, 2003.

USA TRUCK, INC.

By:	/s/ Clifton R. Beckham

Clifton R. Beckham, Secretary/CFO

EXHIBIT 10.2

EXHIBIT 10.3

USA TRUCK, INC.

OFFICER’S CERTIFICATE OF INCUMBENCY

The undersigned hereby certifies individually and on behalf of USA Truck, Inc., a Delaware corporation (the “Company”), in connection with a syndicated revolving credit facility made available to the Company from Bank of America, N.A. (“BofA”), U.S. Bank National Association, SunTrust Bank, and Regions Bank (the “Lenders”) pursuant to the Loan Agreement between Lenders, BofA as Administrative Agent, and the Company dated April 28, 2000, as amended by the First Amendment to Loan Agreement dated March 30, 2001, as further amended by the Second Amendment to Loan Agreement dated June 17, 2003, as further amended by the Third Amendment to Loan Agreement dated December 30, 2003 (the “Loan”), that I am the duly elected and qualified Secretary of the Company and that each of the persons named below is a duly elected or appointed and a duly qualified officer of the Company and has consistently held since before December 30, 2003, and now holds the respective office set forth after his or her name below, that the signature appearing opposite his or her name below is his or her genuine signature and that any of the named officers is authorized to execute and deliver any Loan Document, as defined in the aforesaid Loan Agreement or other instrument related to the Loan or do any other act required in connection therewith:

Name	Office	Signature

Robert M. Powell	Chairman and Chief Executive Officer	/s/ Robert M. Powell

Jerry D. Orler	President	/s/ Jerry D. Orler

Clifton R. Beckham	Secretary and Chief Financial Officer	/s/ Clifton R. Beckham

In witness whereof, I have hereunto set my hand on December 29th, 2003.

/s/ Clifton R. Beckham

Clifton R. Beckham
Secretary

Attest:

/s/ Jerry D. Orler

Jerry D. Orler
President

(Corporate Seal)

EXHIBIT 10.3

EXHIBIT 10.4

USA TRUCK, INC.

CERTIFICATE OF CORPORATE RESOLUTION

We, Jerry D. Orler and Clifton R. Beckham, the duly elected President and Secretary, respectively, of USA Truck, Inc. (the “Company”), a Delaware corporation, do hereby certify that the following resolutions were unanimously adopted by the Board of Directors of the Company at a regular/special meeting held on December 26th, 2003:

RESOLVED, that the Company has a Seventy-Five Million Dollar ($75,000,000.00) loan structured as a revolving credit loan (the “Loan”) from a syndicate of financial institutions consisting of Bank of America, N.A. (“BofA”), SunTrust Bank, U.S. Bank National Association, and Regions Bank (collectively, the “Lenders”), with BofA acting as the administrative agent for the Lenders (“Administrative Agent”) extended pursuant to a Loan Agreement dated April 28, 2000, as amended by the First Amendment to Loan Agreement dated March 30, 2001, as further amended by the Second Amendment to Loan Agreement dated June 17, 2003, as further amended by the Third Amendment to Loan Agreement dated December 30, 2003 (“Agreement”) and has requested certain modifications to the Agreement and is authorized to pay to the Lenders or Administrative Agent, as the case may be, such fees and expenses as required to obtain the modifications to the Agreement requested by the Company and to execute the loan documents required to be executed by Administrative Agent or Lenders in connection therewith; and

RESOLVED, that the Company is authorized to enter into and execute a Third Amendment to Loan Agreement (the “Third Amendment”) with Lenders and Administrative Agent, which amends the Loan Agreement, and in addition to the Loan Agreement, provides for and establishes the terms and conditions for the Loan and such other Loan Documents, as defined therein (the “Loan Documents”), required to be executed pursuant thereto; and Jerry D. Orler, the Company’s President, is hereby authorized to execute and deliver same on the Company’s behalf in such form as he deems to be necessary and advisable, in his sole and absolute discretion, with the advice of counsel to the Company, as conclusively evidenced by his execution and delivery thereof; and the Secretary or any other proper officer of the Company is authorized to attest thereto and affix the seal of the Company to such Third Amendment and other Loan Documents; and

RESOLVED, that Jerry D. Orler the Company’s President, and Clifton R. Beckham, the Company’s Secretary, or other proper officers of the Company, are authorized and directed to do or cause to be done any and all such further acts and things or to execute and deliver, and the President, Secretary or any other proper officer of the Company is authorized to affix the seal of the Company to, and attest thereto, any and all such documents, papers, and instruments as they deem to be necessary and advisable, with the advice of counsel to the Company, in order to carry into effect the purpose and intent of the foregoing resolutions and the Third Amendment.

We further certify that the above resolutions remain in full force and effect on December 30, 2003, have not been rescinded or modified and conform with the Articles of Incorporation and By-Laws of the Company.

/s/ Jerry D. Orler

Jerry D. Orler President

EXHIBIT 10.4

/s/ Clifton R. Beckham

Clifton R. Beckham
Secretary

IN WITNESS WHEREOF, I have hereunto set my hand as Secretary of the Company and affixed its corporate seal by order of the Board of Directors, as of December 29th, 2003.

/s/ Clifton R. Beckham

Clifton R. Beckham
Secretary

ATTEST:

/s/ Jerry D. Orler

Jerry D. Orler
President

(Corporate Seal)

EXHIBIT 10.4

EXHIBIT 14.14

FORM OF COMPLIANCE CERTIFICATE

TO:	BANK OF AMERICA, N.A.

This Compliance Certificate is furnished pursuant to that certain Loan Agreement, dated as of April 28, 2000, as amended by the First Amendment to Loan Agreement dated March 30, 2001, as further amended by the Second Amendment to Loan Agreement dated June 17, 2003, as further amended by the Third Amendment to Loan Agreement dated December 30, 2003 (and as the same may be modified, amended, restated or replaced from time to time, the “Loan Agreement”), among USA Truck, Inc., a Delaware corporation, Bank of America, N.A., a national banking association (“BofA”), SunTrust Bank (“SunTrust”), U.S. Bank National Association (“USB”), and Regions Bank (“Regions”), as lenders (collectively, “Lenders”) and BofA, as administrative agent (“Administrative Agent”). All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Loan Agreement. In accordance with the Loan Agreement, the undersigned HEREBY CERTIFIES to Agent that as of the close of business on                     , the following computations are true and correct:

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am the duly elected of Borrower.

2.	I have reviewed the terms of the Loan Agreement and the Loan Documents and I have made, or have caused to be made under my supervision, a review of the transactions and conditions of Borrower and each other Covered Person during the accounting period covered by the attached Financial Statements.

3.	The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default as of the date of this Compliance Certificate; and to my knowledge all of the representations and warranties of Borrower contained in the Loan Agreement and other Loan Documents are true and correct.

4.	[Use for annual financial statements: Schedule I attached hereto contains the Financial Statements for Borrower for the Fiscal Year ended , which are complete and correct in all material respects and have been prepared in accordance with GAAP applied consistently throughout the period and with prior periods (except as disclosed therein).]

[Use for monthly financial statements: Schedule I attached hereto contains the Financial Statements for Borrower for the calendar month ended                     , which are complete and correct in all material respects (subject to normal year-end audit adjustments) and have been prepared in accordance with GAAP applied consistently throughout the period and with prior periods (except as disclosed therein).]

5.	Borrower and every other Covered Person is in compliance with all of the covenants in the Loan Agreement, including the financial covenants in Section 16, and Schedule II attached hereto contains calculations based on Borrower’s financial statements and other financial records that show Borrower’s compliance with such financial covenants. The calculations and the data upon which they are based are believed by me to be complete and correct.

This Compliance Certificate, together with the Schedules hereto, is executed and delivered this              day of                     .

Print Name:

Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

See current Financial Statements

SCHEDULE II TO COMPLIANCE CERTIFICATE

The following calculations are made in accordance with the provisions of the Loan Agreement and are based on the [Fiscal Year][calendar month] ended                     :

I.	Minimum Tangible Net Worth (Section 16.2)

A.	1.	Total Stockholders’ Equity	$
	2.	Subordinated Indebtedness	$
	3.	Adjusted Net Worth (Sum of Items I.A.1 and 1.A.2)	$

B.	1.	Intellectual property rights	$
	2.	Goodwill and Experimental Expenses	$
	3.	Unamortized debt discount and expense	$
	4.	Costs in excess of fair value of net assets acquired	$
	5.	Total Intangibles (Sum of Items I.B.1 - I.B.4)	$

C.	Cumulative Net Income (exclusive of losses) since September 30, 2003		$

D.	Item I.C multiplied by 50%		$

E.	Actual Tangible Net Worth (Item I.A.3 minus Item I.B.5)		$

	Minimum Tangible Net Worth required by Section 16.2 ($69,000,000, plus 50% of cumulative net income (exclusive of losses) since September 30, 2003 (Item I.C)		$

	Compliance		Yes
No
II.	Fixed Charge Ratio (Section 16.3)

A.	1.	Net Income	$
	2.	Interest Expense	$
	3.	Income Tax Expense	$
	4.	Depreciation and amortization	$
	5.	Net Operating Rent Expense, including Capital Leases and Operating Lease Expense	$
	6.	Extraordinary Loss	$
		(Extraordinary Gain)	$

B.	Actual EBITDAR (Sum of Items II.A.1 - II.A.6)		$

C.	1.	Interest Expense	$
	2.	Net Operating Rent Expense, including Capital Leases and Operating Lease Expense	$
	3.	Scheduled principal payments on borrowed money indebtedness of Borrower other than the Loan	$
	5.	Cash Taxes	$
	6.	Scheduled payments on Capital Leases	$
	7.	Distributions
	8.	Total Fixed Charges (Sum of Items III.C.1 - III.C.7)	$

D.	Actual Fixed Charge Coverage Ratio (ratio of item II.B to III.C.8)		$

Minimum Fixed Charge Coverage Ratio required by Section 16.3 1.20 to 1.00 (December 31, 2003)
1.50 to 1.00 (March 31, 2004, and thereafter)

	Compliance		Yes
No

III.	Ratio of Total Funded Debt to EBITDAR (Section 16.4)

A.	1.	Indebtedness For Borrowed Money	$
	2.	Present Value of Remaining Due on Operating Leases	$
	3.	Total Funded Debt Balance Owed Under Capital Leases
		(Sum of Item III.A.1 and III.A.3)	$

B.	EBITDAR (Item II.B)		$

C.	Actual Ratio of Total Funded Debt to EBITDAR (ratio of Item III.A.3 to Item III.B)		$

D.	Maximum Ratio of Total Funded Debt to EBITDAR permitted by Section 16.4		3.00 to 1.00

	Compliance		Yes
No